EXHIBIT  4.14

                                   ADDENDUM TO
                          DECEMBER 1, 2001 AMENDMENT TO
                              REPUBLIC BANCORP INC.
                            TAX DEFERRED SAVINGS PLAN

REPUBLIC BANCORP INC., a Michigan corporation (herein called the Company), adopts this Addendum, modifying the December 1, 2001 Amendment to its Tax Deferred Savings Plan ("Plan") in order to conform to certain guidance provided in Notice 2002-2, issued by the Internal Revenue Service on January 14, 2002, in regard to the changes made to ss. 404(k) of the Internal Revenue Code by ss.662 of the Economic Growth and Tax Relief Reconciliation Act of 2001.

Effective as of December 1, 2001, the Plan is amended as provided below:

1.   Article IV(F) is amended by adding a new subparagraph (5) reading:

          (5) The portion of the Plan which constitutes an employee stock ownership plan, and which is mandatorily disaggregated from the balance of the Plan pursuant to Treasury Regulation Section 1.401(k)-1(g)(11), shall be tested separately under the provisions of this Article IV(F).

2.   Article IV(G) is amended by adding a new subparagraph (4) reading:

     (4) The portion of the Plan which constitutes an employee stock ownership plan, and which is mandatorily disaggregated from the balance of the Plan pursuant to Treasury Regulation Section 1.401(m)-1(f)(14), shall be tested separately under the provisions of this Article IV(G).

3.   Article VI(E)(2)(c) is amended by adding a new subparagraph (v) reading:

     (v) Notwithstanding the foregoing, a Participant must elect the distribution of any dividends that are currently available to such Participant pursuant to the provisions of Article VII(B) in order to be eligible to request a hardship distribution under this Article VI(E).

4. The terms and provisions of the Plan shall in all other regards remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Addendum to be executed by its duly authorized officer.

                                               REPUBLIC BANCORP INC.


                                               By
                                                  ------------------------------